                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                          ----------------------------
                               (Amendment No. 1)*

                             BAYOU STEEL CORPORATION

                          ----------------------------
                                (Name of Issuer)

                          COMMON STOCK, $.01 PAR VALUE

                          ----------------------------
                         (Title of Class of Securities)

                                   073051 20 3

                          ----------------------------
                                 (CUSIP Number)

                                FEBRUARY 9, 2005

                          ----------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         /___/     Rule 13d-1(b)
         / X /     Rule 13d-1(c)
         /___/     Rule 13d-1(d)

*        The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities
         Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                              Page 1 of 12 Pages

CUSIP No. 073051 20 3

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1.       Names of Reporting Persons.                                                                CHARLES E. DAVIDSON
         I.R.S. Identification Nos. of Above Persons (entities only)

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2.       Check the Appropriate Box if a Member of a Group                                                       (a) [ ]
         (See Instructions)                                                                                     (b) [ ]

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3.       SEC Use Only

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4.       Citizenship or Place of Organization                                                                    U.S.A.

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         Number of Shares  5.      Sole Voting Power                                                                  0
         Beneficially
         Owned by Each     --------------------------------------------------------------------------------------------
         Reporting         6.      Shared Voting Power                                                                0
         Person With
                           --------------------------------------------------------------------------------------------
                           7.      Sole Dispositive Power                                                             0

                           --------------------------------------------------------------------------------------------
                           8.      Shared Dispositive Power                                                           0

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9.       Aggregate Amount Beneficially Owned by Each Reporting Person                                                 0

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10.      Check if the Aggregate Amount in Row (9) Excludes
         Certain Shares (See Instructions)                                                                          [ ]

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11.      Percent of Class Represented by Amount in Row 9                                                             0%

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12.      Type of Reporting Person (See Instructions)                                                                 IN

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                                                             Page 2 of 12 Pages

CUSIP No. 073051 20 3

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1.       Names of Reporting Persons.                                                                   JOSEPH M. JACOBS
         I.R.S. Identification Nos. of Above Persons (entities only)

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2.       Check the Appropriate Box if a Member of a Group                                                       (a) [ ]
         (See Instructions)                                                                                     (b) [ ]

-----------------------------------------------------------------------------------------------------------------------
3.       SEC Use Only

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4.       Citizenship or Place of Organization                                                                    U.S.A.

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         Number of Shares  5.       Sole Voting Power                                                                 0
         Beneficially
         Owned by Each     --------------------------------------------------------------------------------------------
         Reporting   h     6.       Shared Voting Power                                                               0
         Person With
                           --------------------------------------------------------------------------------------------
                           7.       Sole Dispositive Power                                                            0

                           --------------------------------------------------------------------------------------------
                           8.       Shared Dispositive Power                                                          0

-----------------------------------------------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person                                                 0

-----------------------------------------------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes
         Certain Shares (See Instructions)                                                                          [ ]

-----------------------------------------------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9                                                             0%

-----------------------------------------------------------------------------------------------------------------------
12.      Type of Reporting Person (See Instructions)                                                                 IN

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                                                             Page 3 of 12 Pages

CUSIP No. 073051 20 3

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1.       Names of Reporting Persons.                                                                WEXFORD CAPITAL LLC
         I.R.S. Identification Nos. of Above Persons (entities only)

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2.       Check the Appropriate Box if a Member of a Group                                                       (a) [ ]
         (See Instructions)                                                                                     (b) [ ]

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3.       SEC Use Only

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4.       Citizenship or Place of Organization                                                               CONNECTICUT

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         Number of Shares  5.       Sole Voting Power                                                                 0
         Beneficially
         Owned by Each     --------------------------------------------------------------------------------------------
         Reporting         6.       Shared Voting Power                                                               0
         Person With
                           --------------------------------------------------------------------------------------------
                           7.       Sole Dispositive Power                                                            0

                           --------------------------------------------------------------------------------------------
                           8.       Shared Dispositive Power                                                          0

-----------------------------------------------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person                                                 0

-----------------------------------------------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes
         Certain Shares (See Instructions)                                                                          [ ]

-----------------------------------------------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9                                                             0%

-----------------------------------------------------------------------------------------------------------------------
12.      Type of Reporting Person (See Instructions)                                                                 CO

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                                                             Page 4 of 12 Pages

CUSIP No. 073051 20 3

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1.       Names of Reporting Persons.                                                                ARTIS INVESTORS LLC
         I.R.S. Identification Nos. of Above Persons (entities only)

-----------------------------------------------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group                                                       (a) [ ]
         (See Instructions)                                                                                     (b) [ ]

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3.       SEC Use Only

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4.       Citizenship or Place of Organization                                                                  DELAWARE

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         Number of Shares           5.      Sole Voting Power                                                         0
         Beneficially
         Owned by Each              -----------------------------------------------------------------------------------
         Reporting                  6.      Shared Voting Power                                                       0
         Person With
                                    -----------------------------------------------------------------------------------
                                    7.      Sole Dispositive Power                                                    0

                                    -----------------------------------------------------------------------------------
                                    8.      Shared Dispositive Power                                                  0

-----------------------------------------------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person                                                 0

-----------------------------------------------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes
         Certain Shares (See Instructions)                                                                          [ ]

-----------------------------------------------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9                                                             0%

-----------------------------------------------------------------------------------------------------------------------
12.      Type of Reporting Person (See Instructions)                                                                 CO

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                                                             Page 5 of 12 Pages

CUSIP No.  073051 20 3

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1.       Names of Reporting Persons.                                                              DEBELLO INVESTORS LLC
         I.R.S. Identification Nos. of Above Persons (entities only)

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2.       Check the Appropriate Box if a Member of a Group                                                       (a) [ ]
         (See Instructions)                                                                                     (b) [ ]

-----------------------------------------------------------------------------------------------------------------------
3.       SEC Use Only

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4.       Citizenship or Place of Organization                                                                  DELAWARE

-----------------------------------------------------------------------------------------------------------------------
         Number of Shares  5.       Sole Voting Power                                                                 0
         Beneficially
         Owned by Each     --------------------------------------------------------------------------------------------
         Reporting         6.       Shared Voting Power                                                               0
         Person With
                           --------------------------------------------------------------------------------------------
                           7.       Sole Dispositive Power                                                            0

                           --------------------------------------------------------------------------------------------
                           8.       Shared Dispositive Power                                                          0

-----------------------------------------------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person                                                 0

-----------------------------------------------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes
         Certain Shares (See Instructions)                                                                          [ ]

-----------------------------------------------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9                                                             0%

-----------------------------------------------------------------------------------------------------------------------
12.      Type of Reporting Person (See Instructions)                                                                 CO

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                                                             Page 6 of 12 Pages

CUSIP No.  073051 20 3

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1.       Names of Reporting Persons.                                                     WEXFORD SPECTRUM INVESTORS LLC
         I.R.S. Identification Nos. of Above Persons (entities only)

-----------------------------------------------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group                                                       (a) [ ]
         (See Instructions)                                                                                     (b) [ ]

-----------------------------------------------------------------------------------------------------------------------
3.       SEC Use Only

-----------------------------------------------------------------------------------------------------------------------
4.       Citizenship or Place of Organization                                                                  DELAWARE

-----------------------------------------------------------------------------------------------------------------------
         Number of Shares  5.       Sole Voting Power                                                                 0
         Beneficially
         Owned by Each     --------------------------------------------------------------------------------------------
         Reporting         6.       Shared Voting Power                                                               0
         Person With
                           --------------------------------------------------------------------------------------------
                           7.       Sole Dispositive Power                                                            0

                           --------------------------------------------------------------------------------------------
                           8.       Shared Dispositive Power                                                          0

-----------------------------------------------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person                                                 0

-----------------------------------------------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes
         Certain Shares (See Instructions)                                                                          [ ]

-----------------------------------------------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9                                                             0%

-----------------------------------------------------------------------------------------------------------------------
12.      Type of Reporting Person (See Instructions)                                                                 CO

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                                                             Page 7 of 12 Pages

Item 1.
------

            (a)        Name of Issuer:

                       Bayou Steel Corporation

            (b)        Address of Issuer's Principal Executive Offices:

                       River Road
                       P.O. Box 5000
                       LaPlace, LA 70069

Item 2.
------
            (a)        Name of Persons Filing

                       Charles E. Davidson
                       Joseph M. Jacobs
                       Wexford Capital LLC
                       Artis Investors LLC
                       Debello Investors LLC
                       Wexford Spectrum Investors LLC

            (b)        Address of Principal Business Office

                       c/o Wexford Capital LLC
                       411 West Putnam Avenue
                       Greenwich, CT 06830

            (c)        Citizenship

                       Charles E. Davidson - United States
                       Joseph M. Jacobs - United States
                       Wexford Capital LLC - Connecticut
                       Artis Investors LLC - Delaware
                       Debello Investors LLC - Delaware
                       Wexford Spectrum Investors LLC - Delaware

            (d)        Title of Class of Securities

                       Common Stock, par value $0.01 per share

            (e)        Cusip Number

                       073051 20 3

                                                             Page 8 of 12 Pages

Item 3. If this Statement is filed pursuant to ss. 240.13D-1(B) OR ss.
240.13D-2(B) or (C), check whether the person filing is a:

         (a) /_/ Broker or dealer registered under section 15 of the Act (15
U.S.C. 78o);

         (b) /_/ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

         (c) /_/ Insurance company as defined in section 3(a)(19) of the Act (15
U.S.C. 78c);

         (d) /_/ Investment company registered under section 8 of the Investment
Company Act of 1940 (15 U.S.C. 80a-8);

         (e) /_/ An investment adviser in accordance with ss.
240.13d-1(b)(1)(ii)(E);

         (f) /_/ An employee benefit plan or endowment fund in accordance with
ss. 240.13d-1(b)(1)(ii)(F);

         (g) /_/ A parent holding company or control person in accordance with
ss. 240.13d-1(b)(ii)(G);

         (h) /_/ A savings association as defined in Section 3(b) of the Federal
Deposit Insurance Act (12 U.S.C. 1813);

         (i) /_/ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940
(15 U.S.C. 80a-3);

         (j) /_/ Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).

   If this statement is filed pursuant to ss. 240.13d-1(c), check this box. [X]

Item 4. Ownership.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. The following is with respect to each of the Reporting Persons:

         (a) Amount beneficially owned: 0

         (b) Percent of class: 0%

         (c) Number of shares as to which the person has:

             (i)   Sole power to vote or to direct the vote  0

             (ii)  Shared power to vote or to direct the vote   0

             (iii) Sole power to dispose or to direct the disposition of  0

             (iv)  Shared power to dispose or to direct the disposition of  0

Instruction.  For computation regarding securities which represent a right to acquire an underlying security see (section)240.13d-3(d)(1).

Item 5. Ownership of Five Percent of Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Instruction: Dissolution of a group requires a response to this item.

Item 6. Ownership of More Than Five Percent on Behalf of Another Person.

        Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the
Security Being Reported on by the Parent Holding Company.

        Not applicable.

Item 8. Identification and Classification of Members of the Group.

                                                             Page 9 of 12 Pages

        Not applicable.

Item 9. Notice of Dissolution of Group.

        Not applicable.

Item 10.   Certification.

         By signing below, each of the undersigned certifies that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

Dated:  February 9, 2005

                             /S/ CHARLES E. DAVIDSON
                             -----------------------
                             CHARLES E. DAVIDSON

                             /S/ JOSEPH M. JACOBS
                             --------------------
                             JOSEPH M. JACOBS

                             WEXFORD CAPITAL LLC

                             By:      /S/ ARTHUR H. AMRON
                                      -------------------
                                      Name:  Arthur H. Amron
                                      Title:   Principal

                             ARTIS INVESTORS LLC

                             By:      /S/ ARTHUR H. AMRON
                                      -------------------
                                      Name: Arthur H. Amron
                                      Title:   Vice President

                             DEBELLO INVESTORS LLC

                             By:      /S/ ARTHUR H. AMRON
                                      -------------------
                                      Name: Arthur H. Amron
                                      Title:   Vice President

                                                            Page 10 of 12 Pages

                             WEXFORD SPECTRUM INVESTORS LLC

                             By:      /S/ ARTHUR H. AMRON
                                      -------------------
                                      Name: Arthur H. Amron
                                      Title:   Vice President

                             JOINT FILING AGREEMENT

In accordance with Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agrees to the joint filing with each other of the attached statement on Schedule 13G and to all amendments to such statement and that such statement and all amendments to such statement is made on behalf of each of them

            IN WITNESS WHEREOF, each of the undersigned hereby executes this agreement on February 9, 2005:

                   /S/ CHARLES E. DAVIDSON
                   -----------------------
                   CHARLES E. DAVIDSON

                   /S/ JOSEPH M. JACOBS
                   --------------------
                   JOSEPH M. JACOBS

                   WEXFORD CAPITAL LLC

                   By:      /S/ ARTHUR H. AMRON
                            -------------------
                            Name:  Arthur H. Amron
                            Title:   Principal

                   ARTIS INVESTORS LLC

                   By:      /S/ ARTHUR H. AMRON
                            -------------------
                            Name: Arthur H. Amron
                            Title:   Vice President

                   DEBELLO INVESTORS LLC

                   By:      /S/ ARTHUR H. AMRON
                            -------------------
                            Name: Arthur H. Amron
                            Title:   Vice President

                                                            Page 11 of 12 Pages

                   WEXFORD SPECTRUM INVESTORS LLC

                   By:      /S/ ARTHUR H. AMRON
                            -------------------
                            Name: Arthur H. Amron
                            Title:   Vice President

                                                            Page 12 of 12 Pages